Independent Auditors’ Consent

The Board of Directors

FMC Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-10661, 33-7749, 33-41745, 33-48984, 333-18383, 333-24039, 333-62683, 333-69805, 333-69714, and 333-11456) on Form S–8 of FMC Corporation and the registration statement (No. 333-59543) on Form S-3 of FMC Corporation of our report dated January 30, 2004, relating to the consolidated balance sheets of Astaris LLC and subsidiaries as of December 31, 2003 and 2002, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for each of the years in the two year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K/A of FMC Corporation.

/s/ KPMG LLP

St. Louis, Missouri

March 29, 2004